Exhibit 10.67

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made as of October 27, 2011 by and between ECI TWO RESULTS LLC, a California limited liability company (“Landlord”), and DURECT CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. RWC, LLC, a California limited liability company (“Original Landlord”) and Tenant entered into an Office Lease dated September 1, 2005 (the “Lease”). Under the Lease Original Landlord leased to Tenant and Tenant leased from Original Landlord the entire building containing approximately 40,560 rentable square feet, together with the below grade garage (the “Premises”) in the building located at 2 Results Way, Cupertino, California (the “Building”).

B. Landlord is successor-in-interest to Original Landlord.

C. The Term of the Lease is scheduled to expire on December 20, 2012.

D. Landlord and Tenant mutually desire to terminate the Lease effective as of December 31, 2011 (the “Early Termination Date”), upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, Landlord and Tenant hereby agree as follows:

1. TERMINATION OF LEASE. The Lease shall terminate on the Early Termination Date. Upon any such termination of the Lease Tenant shall vacate and surrender the Premises no later than the Early Termination Date. Notwithstanding any termination of the Lease in accordance with this Agreement, Tenant shall remain liable for all obligations of Tenant accruing under the Lease (i) through the later of (x) the Early Termination Date, or (y) the date Tenant actually vacates the Premises, and (ii) which would survive the expiration or termination of the Lease.

2. REMOVAL OF PROPERTY. Upon the termination of the Lease under this Agreement Tenant shall remove from the Premises all personal property, telephone cabling and data and computer cabling. Tenant shall leave the Premises in a “broom clean” condition.

3. REMEDIES. If Tenant fails to vacate and surrender the Premises on the Early Termination Date, then Landlord shall have all of the rights and remedies provided in Section 19.1 of the Lease for failure to vacate and surrender the Premises upon expiration or termination of the Lease, except to the extent Section 19.1 is amended below in this Paragraph 3. Notwithstanding the provisions of Section 19.1 of the Lease, if Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the Early Termination Date, then Tenant’s continued possession of the Premises shall be on the basis of a tenancy at the sufferance of Landlord. No act or omission by Landlord, other than its specific written consent, shall constitute permission for Tenant to continue in possession of the Premises beyond the Early Termination Date, and if such consent is given or declared to have been given by a court judgment, Landlord may terminate Tenant’s holdover tenancy at any time upon seven (7) days written notice. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under the Lease, except that the monthly Base Rent during Tenant’s holding over shall be twice the Base Rent payable in the last full month prior to the termination of the Lease. Acceptance by Landlord of rent after such termination shall not constitute a renewal or extension of the Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into an agreement to lease the Premises by reason of such failure to timely surrender the Premises.

4. SUBLEASE/ASSIGNMENT. Tenant represents to Landlord that it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease or any interest in the Lease or the Premises.

5. GENERAL PROVISIONS. This Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles. In the event a dispute arises concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute will be entitled to recover from the opposing party all costs and expenses incurred by the prevailing party, including court or arbitration costs and reasonable attorney’s fees. The “prevailing party” will be the party that the court or arbitrator hearing the dispute determines to have prevailed, based upon assessing which party’s major arguments could fairly be said to have prevailed over the other party’s major arguments on major disputed issues. This Agreement will be binding upon and inure to the benefit of the heirs, representatives, successors in interest and assigns of the respective parties to this Agreement. Each party agrees to cooperate with each other and to execute and deliver all such further written instruments and documents and do all such further acts and things that such party may be reasonably requested to do from time to time by the other party in order to carry out the provisions and objectives of this Agreement.

6. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Landlord and Tenant relating to the termination of the Lease and may be modified only by a writing signed by Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have entered in this Agreement as of the date first above written.

TENANT: DURECT CORPORATION a California corporation	LANDLORD: ECI TWO RESULTS LLC, a California limited liability company

			by:	Embarcadero Capital Investors Two, LP,
By:	/s/ James E. Brown			its sole member
	Name:	James E. Brown
	Title:	CEO	by	Embarcadero Capital Partners LLC, a Delaware limited liability company, its sole general partner

By:	/s/ Matthew J. Hogan			by:	Hamilton Partners, LP
	Name:	Matthew J. Hogan			Manager
	Title:	Chief Financial Officer
				by:	Hamilton Ventures, Inc., general partner

				by:	/s/ John Hamilton
John Hamilton, President

(For corporate entities, signature by TWO corporate officers is required: one by (x) the chairman of the board, the president, or any vice president; and the other by (y) the secretary, any assistant secretary, the chief financial officer, or any assistant treasurer.)

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